UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 6, 2008

Mystica Candle Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-1334699	20-3061907
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1640 Terrace Way
Walnut Creek, CA 94597
(Address of principal executive offices)	(Zip Code)

(925) 930-0100

(Registrant’s telephone number, including area code)

136 BRADLEY ROAD
SALT SPRING ISLAND A1 V8K 1J5
CANADA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 6, 2008, David Rector was appointed to serve on our board of directors.

On June 6, 2008, Jon Suk resigned as our Chief Financial Officer, Chief Executive Officer, President Secretary, Treasurer and director effective immediately. Mr. Suk did not have any disagreement with us on any matter relating to our operations, policies or practices.

On the same date, David Rector was appointed our Chief Financial Officer, Chief Executive Officer, President Secretary, Treasurer.

Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting and due diligence services to emerging and developing companies in a variety of industries. He has also been on the board of directors of US Uranium, Inc. from June 15, 2007. In addition, from 2004 until 2005, Mr. Rector was the President and Chief Executive Officer of Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA nanotechnology, and from 2005 until 2006, Mr. Rector served as its Chief Operating Officer. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer products, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1980 until 1983, Mr. Rector served in Marketing and International positions with that company. From 1972 until 1980, Mr. Rector served in various roles in both the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar Fortune 100 company in the pulp and paper industry. Mr. Rector also serves as a director of Dallas Gold & Silver Exchange, Inc. (DGSE), RxElite, Inc. (REXI) and Senesco Technologies, Inc. (SNT).  Mr. Rector received a Bachelor of Science degree in business/finance from Murray State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYSTICA CANDLE CORP.

Date: June 12, 2008	By:/s/David Rector
Name: David Rector
Title: President